Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-99960, 33-86019, 33-45147, 33-45146, 333-16489 and 333-132223) of Allied Healthcare Products, Inc. of our report dated September 26, 2008, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.
/s/ RubinBrown LLP
St. Louis, Missouri
September 26, 2008